Exhibit 99

Black Hills Corporation Reports Second Quarter 2003 Results

        RAPID CITY, S.D., August 6, 2003 — Black Hills Corporation (NYSE: BKH) today announced earnings of $16.6 million, or $0.54 per share for the three months ended June 30, 2003, compared to $13.8 million, or $0.51 per share for the same period in 2002. For the six months ended June 30, 2003, the Company reported earnings of $30.7 million, or $1.05 per share, compared to $27.8 million, or $1.03 per share for the six-month period ended June 30, 2002.

        Earnings from continuing operations were $0.54 per share for both quarters ended June 30, 2003 and June 30, 2002. For the six-month period, earnings from continuing operations were $1.14 per share, compared to $1.09 per share for the same period in 2002. Earnings from continuing operations for the three and six months ended June 30, 2003 include certain unusual items that resulted in a net charge of $0.04 per share. These items related to a $0.10 per share charge for a settlement with the U.S. Commodity Futures Trading Commission (CFTC), partially offset by a $0.06 benefit from unrealized gains from investments in certain energy funds. Earnings from continuing operations for the six months ended June 30, 2002 include a $0.07 per share benefit attributed to the collection of previously reserved amounts.

        Financial performance for the second quarter of 2003 was driven by an earnings increase of 38 percent for the integrated energy business unit. The strong operating results were attributed to increased earnings from power generation due to an increase in generation capacity and increased earnings from certain energy funds and higher oil and natural gas production and prices. In addition, the communications business unit reported improved performance due to increased revenues from a successfully published telephone directory and a larger customer base. Overall results were offset by a decrease in earnings at our electric utility due to higher operating costs and interest expense, at our energy marketing segment due to the CFTC settlement and higher operating costs, and at our coal mine due to higher operating costs, all compared to the same period in 2002.

        Daniel P. Landguth, Chairman and CEO of Black Hills, said, “The second quarter of 2003 showed continued solid performance of our non-regulated energy business segments and improved results at our communications unit. Strong cash flows continue to support our financial strength. Our non-regulated energy operations are our growth drivers, where production increased in each business segment, compared to the second quarter of 2002. Power generation benefited from higher capacity in service, energy marketing increased its average natural gas and crude oil daily volumes by 2 percent and 4 percent, respectively, and coal mining increased production by 34 percent due to additional coal sales to the Wygen power plant now in service and train load-out sales. Oil and gas production was up 53 percent as well, reflecting expected results from the Mallon Resources acquisition, which was completed late in the first quarter of 2003. As our drilling program progresses, we expect further increases in gas production later this year.

        “During the second quarter, significant steps were taken to bolster our balance sheet,” continued Landguth. “We successfully accessed public equity and debt markets and last month, we announced our intention to sell our hydroelectric assets that were deemed non-strategic. Combined, all these actions significantly improve our capital structure. We believe we are well positioned to pursue prudent growth opportunities in the West.”

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      CONSOLIDATED FINANCIAL RESULTS

Black Hills Corporation
(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003		2002

Revenues:
Integrated Energy(a)	$249,085	$214,167	$495,982		$340,065
Electric Utility	39,186	38,303	82,935		75,494
Communications	11,773	8,217	20,459		15,763

	$300,044	$260,687	$599,376		$431,322

Net income (loss) available
for common stock:
Continuing operations -
Integrated Energy	$14,316	$10,348	$26,574		$19,844
Electric Utility	4,721	6,785	11,420		14,607
Communications	(433)	(2,049)	(2,242)		(4,276)
Corporate	(1,944)	(365)	(2,235)		(563)

	16,660	14,719	33,517		29,612
Discontinued operations(b)	--	(912)	--		(2,637)
Change in accounting principle	--	--	(2,680	)(c)	896 (d)

	16,660	13,807	30,837		27,871
Less: preferred stock dividends	(57)	(56)	(114)		(112)

	$16,603	$13,751	$30,723		$27,759

Earnings per share:
Basic -
From continuing operations	$0.54	$0.55	$1.16		$1.10
Total	$0.54	$0.51	$1.07		$1.04
Diluted -
From continuing operations	$0.54	$0.54	$1.14		$1.09
Total	$0.54	$0.51	$1.05		$1.03

(a)	On January 1, 2003, the Company adopted the provisions of EITF Issue No. 02-3. All periods presented reflect a net presentation of revenues at our gas marketing subsidiary and a gross presentation of revenues at our crude oil marketing subsidiary, in accordance with EITF Issue No. 02-3 and EITF Issue No. 99-19.

(b)	Reflects the results of operations at the Company’s discontinued coal marketing operations.

(c)	Reflects the adoption of EITF Issue No. 02-3 and SFAS No. 143.

(d)	Reflects the write-off of negative goodwill upon adoption of SFAS No. 142.

      BUSINESS UNIT QUARTERLY PERFORMANCE SUMMARY

      Integrated Energy

        The Integrated Energy business unit’s revenues increased 16 percent to $249.1 million for the quarter ended June 30, 2003, compared to $214.2 million for the same quarter in 2002. The increase was primarily due to increased revenues from additional capacity at our power generation segment, increased revenues from higher production and prices at our oil and gas segment and higher revenues from energy marketing, related to higher prices and volumes of crude oil marketed.

        Income from continuing operations for the three-month period ended June 30, 2003 was $14.3 million, compared to $10.3 million in 2002. Income from continuing operations from our power generation segment increased approximately $7.7 million, due to increased generating capacity in service and an approximate $1.8 million after-tax increase in earnings related to unrealized gains on plant investments accounted for on a fair value method of accounting at our equity-method power funds. Income from continuing operations of our

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energy marketing segment decreased approximately $3.9 million due to a $3.0 million settlement with the CFTC, and lower margins and unrealized mark-to-market losses on derivative contracts, partially offset by higher volumes marketed, compared to the same period in 2002. Income from continuing operations of our oil and gas segment increased approximately $1.3 million due to higher volumes sold, primarily due to the Mallon Resources acquisition and higher prices received, compared to 2002. Coal mining income from continuing operations decreased $1.2 million due to higher general and administrative and direct mining costs, partially offset by increased production and revenues from lower-margin sales through our train load-out facility and to our Wygen plant, which became operational in February 2003.

        The following tables contain certain Integrated Energy operating statistics:

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Coal mining:
Tons of coal sold	1,126,800	843,500	2,270,300	1,844,700
Oil and gas production:
Mcf equivalent sales	2,981,899	1,951,861	5,236,441	3,925,369
Energy marketing
average daily volumes:
Natural gas-MMBtus	1,151,200	1,131,800	1,169,600	987,935
Crude oil-barrels	62,400	59,900	60,200	51,900

	June 30,
	2003		2002
Oil and gas reserves:
Bcf equivalent reserves(a)	142.2		50.	5
IPP Nameplate Net Capacity:
In service-MW	1,046	(b)	646
Under construction-MW	--		364	(b)

(a)	Reserves at June 30, 2003 include the March 10, 2003 acquisition of Mallon Resources Corporation. Reserves are based on an internal update of year-end independent reserves studies, which reflect year-to-date activity and an oil price of $30.18 per barrel and a natural gas price of $5.33 per Mcf as of June 30, 2003 and $26.25 per barrel and $3.10 per Mcf as of June 30, 2002.

(b)	Includes a 90 MW plant under a lease arrangement.

      Electric Utility

        Earnings from the Electric Utility business unit for the three months ended June 30, 2003 were $4.7 million, compared to $6.8 million in 2002. Decreased earnings in 2003 were primarily due to cost increases related to higher purchased power and natural gas prices, additional costs incurred during a scheduled maintenance outage at our Osage plant and higher pension, depreciation and interest costs. In addition, firm electricity sales to residential and industrial customers decreased 3 and 7 percent, respectively. These decreases were partially offset by an 11 percent increase in off-system megawatt-hours sold at an average price per megawatthour 10 percent higher than prevailing during the second quarter of 2002.

        The following table provides certain electric utility operating statistics:

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Firm (system) sales-MWh	447,400	462,000	952,900	968,000
Off-system sales-MWh	234,100	210,000	479,800	371,000

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      Communications

        The Communications business unit reported a net loss of $0.4 million for the three month period ended June 30, 2003, compared to a $2.0 million loss in 2002. The performance improvement is primarily due to $2.4 million of revenues from publishing and distributing a telephone directory, partially offset by certain related costs. In addition, revenue increased due to a larger customer base compared to 2002, partially offset by increases in related operating costs.

        The following table provides certain communications operating statistics:

	June 30, 2003	March 31, 2003		December 31, 2002	September 30, 2002	June 30, 2002

Residential customers	23,400	22,700		21,700	20,760	19,450
Business customers	2,778	2,657	(a)	3,061	2,960	2,970
Business access lines	11,271	10,342		9,094	8,772	8,380
(a)	In 2003, reported business customers were adjusted for the consolidation of multiple-location business customers, business orders and temporary business access lines.

      Corporate

        Increased Corporate costs over 2002 were primarily the result of a write-off of deferred debt issuance costs associated with the Company’s $35 million term loan paid off during the second quarter of 2003, higher general and administrative expenses and increased pension expenses.

      LIQUIDITY AND CAPITALIZATION UPDATE

        At June 30, 2003, the Company had approximately $80 million of unrestricted cash for operations. Of that amount, approximately $39 million is subject to restrictions pertaining to dividending cash to the parent company at certain subsidiaries.

        During the six months ended June 30, 2003, capital expenditures were approximately $47 million. The Company currently expects capital expenditures for the entire year 2003 to approximate $110 million, which is significantly less than forecasted earlier this year. Management continues active pursuit of appropriate investment opportunities, but presently, no significant asset acquisitions or other capital deployments for new or expanded projects are anticipated to close during the remainder of the year.

        In the second quarter of 2003, the Company completed a common stock offering, netting approximately $118 million in proceeds, which was used to pay off debt. In addition, the Company issued $250 million of 6 1/2 percent 10-year senior unsecured Notes, which also was used to pay off debt. At June 30, 2003, the Company’s total debt as a percentage of total capitalization was 56 percent, down from approximately 64 percent at March 31, 2003.

        In July 2003, the Company entered into a definitive agreement to sell seven hydroelectric power plants in New York State for approximately $186 million. The transaction is expected to reduce project indebtedness by approximately $82 million and increase funds available for additional debt repayment or for capital deployment, should potential projects meet certain strict investment criteria. Based on historical earnings from these assets and reduced interest costs from an assumed debt reduction from proceeds, the Company anticipates that the sale could reduce annual earnings by approximately $0.07 per share. The asset sale is expected to close in the third quarter of 2003.

        The Company is in the process of entering into a $200 million three-year revolving credit facility. The credit facility is expected to be completed in August 2003.

      EARNINGS GUIDANCE

        Because of our commitment to a strong balance sheet and reflecting current prospects resulting from prevailing economic conditions, the Company has revised its long-term annual earnings-per-share growth target to approximately 8 percent.

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      EARNINGS CONFERENCE CALL

        The Company will conduct a conference call on Friday, August 8, 2003 beginning at 11:00 a.m. Eastern Time to discuss financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (888) 276-0005. When prompted, indicate that you wish to participate in the “Black Hills Quarterly Earnings Conference Call.” A replay of the conference call is available through August 15, 2003 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 693786.

      ABOUT BLACK HILLS CORPORATION

        Black Hills Corporation ( www.blackhillscorp.com ) is a diverse energy and communications company. Black Hills Energy, the integrated energy unit, generates electricity, produces natural gas, oil and coal and markets energy; Black Hills Power is our electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Black Hills FiberCom, a broadband communications company, offers bundled telephone, high speed Internet and cable entertainment services.

      CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this release include “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. Black Hills Corporation makes these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that Black Hills expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions, which Black Hills believes are reasonable based on current expectations and projections about future events and industry conditions and trends affecting Black Hills’ business. However, whether actual results and developments will conform to Black Hills’ expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including, among other things: (1) unanticipated developments in the western power markets, including unanticipated governmental intervention, deterioration in the financial condition of counterparties, default on amounts due from counterparties, adverse changes in current or future litigation, adverse changes in the tariffs of the California Independent System Operator, market disruption and adverse changes in energy and commodity supply, volume and pricing and interest rates; (2) prevailing governmental policies and regulatory actions with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power and other capital investments, and present or prospective wholesale and retail competition; (3) the State of California’s efforts to reform its long-term power purchase contracts; (4) impact of environmental and safety laws; (5) weather conditions; (6) competition; (7) pricing and transportation of commodities; (8) market demand, including structural market changes; (9) unanticipated changes in operating expenses or capital expenditures; (10) capital market conditions; (11) legal and administrative proceedings that influence Black Hills’ business and profitability; (12) the effects on Black Hills’ business of terrorist actions or responses to such actions; (13) the effects on Black Hills’ business resulting from the financial difficulties of Enron and other energy companies, including their effects on liquidity in the trading and power industry, and Black Hills’ ability to access the capital markets on the same favorable terms as in the past; (14) the effects on Black Hills’ business in connection with a lowering of Black Hills’ credit rating (or actions Black Hills may take in response to changing credit ratings criteria), including, increased collateral requirements to execute Black Hills’ business plan, demands for increased collateral by Black Hills’ current counter-parties, refusal by Black Hills’ current or potential counterparties or customers to enter into transactions with Black Hills and Black Hills’ inability to obtain credit or capital in amounts or on terms favorable to Black Hills; and (15) other factors discussed from time to time in Black Hills’ filings with the SEC.

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